As filed with the United States Securities and Exchange Commission on May 29, 2014
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________
FORM S-8
Registration Statement Under the Securities Act of 1933
___________________
MGP INGREDIENTS, INC.
(Exact name of registrant as specified in its charter)

Kansas	48-0531200
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

MGP Ingredients, Inc. 2014 Non-employee Director Equity Incentive Plan

(Full title of the plan)
___________________
1300 Main Street
P.O. Box 130
Atchison, Kansas 66002
(913) 367-1480
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Paul William
Bryan Cave LLP
1200 Main Street, Suite 3800
Kansas City, Missouri 64105
(816) 364-3266
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company X

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to Be Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value, reserved under the MGP Ingredients, Inc. 2014 Non-employee Director Equity Incentive Plan	300,000	$6.09	1,827,000	235.32

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the MGP Ingredients, Inc. 2014 Non-employee Director Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s common stock. In addition, pursuant to Rule 416(c) under the Act, this registration statement also covers an indeterminate amount of shares and interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the average of the high and low prices of the common stock on May 23, 2014, as reported on the Nasdaq Stock Market.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission (the “Commission”) Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by MGP Ingredients, Inc. (“Registrant”) with the Commission are incorporated by reference into this registration statement, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for fiscal year ended December 31, 2013, filed March 13, 2014.

(b)
The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-17196) filed September 23, 1988, including any amendment or report filed for the purpose of updating such description.

(c)
All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) since the end of the fiscal year covered by the Registrant’s annual report, referred to in (a) above, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities

The Registrant’s common stock, no par value, is registered pursuant to Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 17-6002 (a)(8) of the Kansas General Corporation Code provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 17-6424 of the Kansas General Corporation Code (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) and amendments thereto; or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s restated and amended certificate of incorporation contains the provisions permitted by Section 17-6002 (a)(8) of the Kansas General Corporation Code. The effect of these provisions is to eliminate the Registrant’s and its stockholders’ rights (through stockholders’ derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in clauses (i) through (iv) above. The limitations described above, however, do not affect the ability of the Registrant or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.
Under Section 17-6305 of the Kansas General Corporation Code, a corporation has the power under specified circumstances to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments and other amounts incurred in any such action, suit or proceeding.
The Bylaws of the Registrant provide that each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer, of the Registrant, or who, while a director, officer or employee of the Registrant, is or was serving at the request of the Registrant as a director or officer of another enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the Kansas General Corporation Code, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), against all expenses, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that, the Registrant will indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Registrant. The right to indemnification conferred in the Bylaws includes the right to be paid by the Registrant the expenses, including attorneys fees, incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a present or former director or officer in advance of the final disposition of a proceeding, will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such present or former director or officer, to repay all amounts so advanced if it will ultimately be determined that such present or former director or officer is not entitled to be indemnified under this Section or otherwise. The Registrant may, by action of its Board of Directors, provide indemnification and expense advances to employees and agents of the Registrant with the same scope and effect as the foregoing indemnification of present and former directors and officers.
Notwithstanding anything contained in the Bylaws to the contrary, the Registrant is not liable, unless otherwise provided by separate written agreement, by-law or other provision for indemnity, to make any payment in connection with any claim made against the director or officer: (1) for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto; or (2) for amounts paid in settlement of any proceeding effected without the written consent of the Registrant, which consent will not be unreasonably withheld.

The indemnification provisions of the Bylaws are deemed to be a contract between the Registrant and each person who serves as contemplated as a director or officer at any time while such provisions are in effect; they continue as to a person who has ceased to be a director or officer; and they inure to the benefit of such person’s heirs, executors and administrators. Such provisions may be limited or qualified as to service occurring subsequent to such limitation or qualification by authority of the Board of Directors; provided, however, any such limitation or qualification, or any other repeal or amendment does not affect any right or obligation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. In the event of payment, the Registrant will be subrogated to the extent of such payment to all of the rights of recovery of the director or officer. The Registrant is entitled to participate at its expense in any proceeding for which a director or officer may be entitled to indemnity, and it may assume the defense thereof with counsel satisfactory to the director or officer unless the officer or director reasonably concludes that there may be a conflict of interest between the Registrant and the director or officer in the conduct of such defense. If a claim is not paid in full by the Registrant within ninety (90) days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense (including reasonable attorneys’ fees) of prosecuting such claim. It is a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Registrant) that the claimant has not met the standards of conduct which make it permissible under the Kansas General Corporation Code for the Registrant to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Registrant. Neither the failure of the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the Kansas General Corporation Code, nor an actual determination by the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred by the Bylaws is not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
The Registrant currently has directors and officers’ liability insurance that insures directors and officers of the Registrant with respect to claims made for alleged “wrongful acts” in their roles as directors or officers of the Registrant and its subsidiaries. The insurance also insures the Registrant for claims against the Registrant’s directors or officers in situations in which the Registrant has an obligation to indemnify its directors and officers.

Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Name

4.1
Articles of Incorporation of MGP Ingredients, Inc., as amended (Incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed January 5, 2012 and Exhibit A to the proxy statement on Form DEF 14A filed by MGP Ingredients, Inc. on April 21, 2014)

4.2	Amended and Restated Bylaws of MGP Ingredients, Inc. (incorporated by reference from Registrant’s Annual Report on Form 10-K, filed with the SEC on March 13, 2014)

5.1	Opinion of Bryan Cave LLP regarding the legality of the shares of Common Stock offered by this Registration Statement.*

23.1	Consent of KPMG LLP*

23.2	Consent of Bryan Cave LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney of the directors and certain officers of the Registrant (contained on the signature pages)

99.1
MGP Ingredients, Inc. Non-employee Director Equity Incentive Plan, as amended (filed as Exhibit C to the Registrant's Definitive Proxy Statement filed on April 21, 2014 and incorporated herein by reference)

______________________________________
*filed herewith

Item 9. Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)
That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Atchison, State of Kansas, on May 29, 2014.

MGP INGREDIENTS, INC.

By:	/s/ Don Tracy
Donald P. Tracy
Interim Co-Chief Executive Officer

We, the undersigned officers and directors of MGP Ingredients, Inc. hereby severally constitute and appoint Donald P. Tracy and Randy M. Schrick, or either one of them, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all amendments (including post-effective amendments or any abbreviated Registration Statement, and any amendments thereto, filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; granting unto said attorneys-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in the premises, hereby ratifying and confirming all that said attorneys-in-fact lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Don Tracy	Interim Co-Chief Financial Officer, Vice President of Finance and Chief Financial Officer	May 29, 2014
Donald P. Tracy
/s/ Randy M. Schrick	Interim co-Chief Executive Officer, Vice President of Engineering	May 29, 2014
Randy M. Schrick
	Chairman of the Board	May 29, 2014
Cloud L. Cray, Jr.
	Director	May 29, 2014
John P. Bridendall
/s/ Terrence P. Dunn	Director	May 29, 2014
Terrence P. Dunn
/s/ Anthony Foglio	Director	May 29, 2014
Anthony Foglio
. /s/ George W. Page, Jr.	Director	May 29, 2014
George W. Page, Jr.
/s/ Daryl Schaller	Director	May 29, 2014
Daryl R. Schaller, Ph.D
	Director	May 29, 2014
Karen Seaberg
/s/ M. Jeannine Strandjord	Director	May 29, 2014
M. Jeannine Strandjord